UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2006 (April 10, 2006)

TETON ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31679	84-1482290
(State of Incorporation)	(Commission File No.)	(IRS Employer
Identification No.)

410 17th Street, Suite 1850

Denver, CO 80202

(Address of principal executive offices, including zip code)

(303) 565-4600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 10, 2006, Teton Energy Corporation (“we,” “us,” or the “Company”) signed a binding definitive purchase and sale agreement (the “Agreement”) with American Oil & Gas, Inc. (“American”) entitling the Company to acquire a 25% leasehold interest in certain undeveloped oil and gas leases covering approximately 45,000 net mineral acres in the Williston Basin in North Dakota.  The closing of the transaction is subject to the satisfactory results of a due diligence investigation.  At the close of the transaction, we will own 25% of the subject acreage, American will own 50% of the acreage, and Evertson Operating Company, the designated operator for the project, will own the remaining 25% of the acreage.

If the transaction closes, the purchase price for the acreage will be approximately $2,000,000, payable at closing.  In addition, under the terms of the Agreement we are also obligated to fund American’s costs of drilling from the period commencing from closing through June 1, 2007.  Those costs are capped at $3,000,000, and are in addition to Teton’s costs in respect of its 25% interest during the same period.

In the event that the total acres with acceptable title is less than 85% of the 45,000 net mineral acres, we have the right to terminate the Agreement.

The Agreement also provides for the establishment of an Area of Mutual Interest with American that will give either of us the right to purchase additional leases acquired by the other party in the Area of Mutual Interest through October 1, 2010.

We expect to close the transaction on or before May 5, 2006, provided that the contingencies set forth in the Agreement are met.

SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated April 11, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

Dated: April 12, 2006	TETON ENERGY CORPORATION

	By:	/s/ Karl F. Arleth
Karl F. Arleth, Chief Executive Officer and President

INDEX TO EXHIBITS

Exhibit No.	Exhibit

99.1	Press Release of Teton Energy Corporation dated April 11, 2006.